SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                  FORM 8-K

                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                                July 7, 1999
                     (Date of earliest event reported)


                               DESIGNS, INC.
           (Exact name of Registrant as specified in its charter)


          Delaware                   0-15898              04-2623104
 (State or Other Jurisdiction      (Commission          (IRS Employer
          of Incorporation)        File Number)         Identification No.)


                 66 B Street, Needham, Massachusetts 02494
        (Address of principal executive offices, including zip code)


                               (781) 444-7222
            (Registrant's telephone number, including area code)




 ITEM 5.  OTHER EVENTS.

      On July 7, 1999, Designs, Inc. (the "Company") amended (the "Third Amendment") the Company's Shareholder Rights Agreement dated as of May 1, 1995 and amended by a First Amendment dated as of October 6, 1997 and a Second Amendment dated as of May 19, 1999 (the "Rights Agreement"). Hereinafter, "Rights Agreement" shall include both the Third Amendment and the Rights Agreement.

      The Third Amendment amends the definition of "Acquiring Person" in connection with the proposal (the "Proposal") by Jewelcor Management, Inc. ("Jewelcor") to explore the purchase of all of the issued and outstanding capital stock of the Company. The Third Amendment prevents the Rights from being triggered or distributed as a result of (i) Stanley I . Berger and Jewelcor through its officers acting in concert to take actions through August 1, 1999 reasonably necessary or appropriate to seek consent from Levi Strauss & Co. to the assignment, sublicense or transfer of the Company's rights and obligations under the Amended and Restated Trademark License Agreement made as of October 31, 1998, by and between the Company and Levi Strauss & Co., to Jewelcor or its affiliates and (ii) upon the satisfaction by Jewelcor of certain conditions, Jewelcor through its officers communicating with the five Persons (other than Jewelcor or any of its Affiliates or Associates) who as of the most recent practicable date prior to the satisfaction of the conditions have the largest percentage Beneficial Ownership interest in the Common Stock solely for the purpose of ascertaining their interest in participating as an equity investor in Jewelcor's proposed acquisition of the Company as contemplated by the Proposal (provided, that the Third Amendment will not permit Jewelcor or any of its Affiliates or Associates to enter into any binding agreement or arrangement with any of such holders of Common Stock in respect of the Company or their investment therein without triggering the Rights unless prior thereto Jewelcor shall have given the Company an opportunity to review the terms of such agreement or arrangement and the Company shall have given its written consent thereto, which consent shall not be unreasonably withheld, it being understood that the Company will not consent to any such agreement or arrangement between or among Jewelcor (or its Affiliates or Associates) and any such holders of Common Stock unless such agreements or arrangements are entered into contemporaneously with an agreement between Jewelcor (or any Affiliate thereof) and the Company providing for an acquisition of the Company at not less than $3.65 per share of Common Stock in cash). None of Mr. Berger or Jewelcor or its officers, individually or collectively, will be deemed to be an "Acquiring Person" as a result of such actions.

      The Third Amendment also (i) prevents a distribution of the Rights upon the commencement of, or the acquisition by any Person of shares of Common Stock pursuant to, an all-cash tender offer for any and all outstanding shares of Common Stock at a price of not less than $3.65 per share, provided, that the Person making such tender offer shall have irrevocably committed to effect a second-step merger pursuant to which all outstanding shares of Common Stock not purchased by such Person in the tender offer will be converted into and exchanged for the same per share cash consideration paid in the tender offer (any such tender offer, a "Qualifying Offer"); (ii) prevents a Subscription Right from being distributed following an acquisition of shares of Common Stock made on or prior to November 7, 1999 pursuant to a Qualifying Offer; and (iii) prevents a transaction from causing the distribution of a Merger Right if
 (a) such transaction is consummated with a Person or Persons, or a wholly owned subsidiary of any such Person or Persons, who acquired shares of Common Stock on or prior to November 7, 1999 pursuant to a Qualifying Offer, (b) the price per share of Common Stock offered in such transaction is not less than the price per share of Common Stock paid to all holders of shares of Common Stock whose shares were purchased pursuant to such Qualifying Offer and (c) the form of consideration being offered to the remaining holders of shares of Common Stock pursuant to such transaction is the same as the form of consideration paid pursuant to such Qualifying Offer. Upon consummation of any such transaction, all Rights shall expire.

      The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the Third Amendment.

      A description of the Preferred Stock Purchase Rights is incorporated herein by reference to the Company's Amendment to Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission as of October 10, 1997.

 ITEM 7.  EXHIBITS.

 Exhibit 4.1 Third Amendment dated as of July 7, 1999 to Shareholder Rights Agreement dated as of May 1, 1995, amended as of October 6, 1997 and as of May 19, 1999, by and between Designs, Inc. and BankBoston, N.A. (formerly known as The First National Bank of Boston, N.A.) as Rights Agent.


                                    SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               DESIGNS, INC.


                               /s/ Joel H. Reichman
                               -----------------------------
                               Name:   Joel H. Reichman
                               Title:  President and Chief Executive
                                       Officer


 Dated:  July 13, 1999